Brittany Peck, Esq.

Attorney at Law Admitted in Missouri

February 4, 2026

Board of Directors

FINANCIAL AGENCY GROUP

255 S Orange Avenue Suite 104 #1261

Orlando, FL 32801 United States

Gentlemen:

At your request, I have acted as special counsel to Financial Agency Group, a Wyoming corporation (“FAG”), in connection with the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed offer and sale by FAG of up to 18,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”). In rendering this opinion, I have examined the corporate records of FAG that I have deemed necessary or appropriate, including: the Certificate of Incorporation and all amendments thereto; the Bylaws; certain resolutions adopted by the Board of Directors relating to the authorization and issuance of the Shares; the current draft of the Offering Statement; certificates of officers of FAG and of applicable public officials; the form of common stock certificate; and such other documents, records, and instruments as I have considered necessary or appropriate for the purpose of this opinion. In conducting my examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, the genuineness of all signatures, and the legal capacity of all natural persons executing such documents.

I have further assumed the due authorization, execution, and delivery of all documents by all parties thereto other than FAG, and the enforceability of such documents against such parties.

Based upon and subject to the foregoing, and under the laws of the State of Wyoming as currently in effect, it is my opinion that the Shares have been duly authorized for issuance and, when issued, sold, and delivered by FAG in the manner and for the consideration described in the Offering Statement, will be validly issued, fully paid, and non-assessable. This opinion is limited solely to the corporate laws of the State of Wyoming, and I express no opinion with respect to the laws of any other jurisdiction, including federal securities laws or the securities laws of any state.

I hereby consent to the inclusion of this opinion as an exhibit to the Offering Statement and to the references to this opinion under the heading “Index to Exhibits and Description of Exhibits” in Part III thereof. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Brittany Peck

Brittany Peck, Esq.

Bar License # 72456

9461 Charleville Blvd. #1012 Beverly Hills, CA 90212

Phone: (860)465-7955

Email: Brittany.peck@TheLegalAgency.net

THE LEGAL AGENCY, LLC